Exhibit 10.1

Rural/Metro Management Incentive Program Summary

Purpose of Plan

Rural/Metro’s Management Incentive Program (MIP) is an annual cash incentive plan for the key executive positions as designated below. The MIP is designed to promote, recognize, and financially reward exceptional performance. This is accomplished by:

•	Establishing goals to encourage and influence superior performance and a high degree of accountability

•	Communicating to eligible employees the importance of performance excellence, of substantially exceeding budget expectations, and of achieving other objectives annually agreed to as “soft goals”

•	Aligning executive accountability and corporate goals

Discretionary Nature of Plan

This Plan summary document does not establish enforceable employee rights, contractual or otherwise, and does not establish an employment relationship enforceable by the participant. The annual amounts, budgeted expectations, and soft goals require review and approval by the Board of Directors. Further, the MIP is discretionary and subject to change or termination by the Board of Directors at any time without notice.

Sliding Scale

In an effort to maximize participant performance, the Company has established a base award, as reflected in the 100% “Percentage of Goal” row in the table below, with adjustments to the base award via a “sliding scale” award system. The amount of incentive compensation that can be earned by application of the sliding scale is determined by performance relative to hard goals, currently “Budgeted Net Income from Continuing Operations”, in the case of corporate executives and “Regional Budgeted Operating Income from Continuing Operations”, in the case of Group Presidents.

The application of the sliding scale to the portion of a participant’s incentive compensation that is based upon achievement of hard goals is shown in the table below. The application of the sliding scale to soft goals is illustrated under the heading “Application of Sliding Scale: Soft Goals” below.

Percentage of Goal *	CEO	Executive Vice President	Senior Vice President	Corporate Vice President	Group Presidents	Managing Director
90%	50.00%	31.00%	31.00%	28.00%	28.00%	25.00%
100%	80.00%	50.00%	50.00%	45.00%	45.00%	40.00%
125%	100.00%	62.50%	62.50%	56.25%	56.25%	50.00%
150%	125.00%	75.00%	75.00%	67.50%	67.50%	60.00%

*	The budget is considered a stretch goal for the company. Eighty percent of budget is considered to be meeting expectations as defined by the bank covenant requirements; ninety percent and above is considered to be exceeding expectations.

The potential award is adjusted incrementally for goal achievements between 90% and 150%.

Application of the Sliding Scale: Soft Goals

If a participant’s award is partially based upon achievement of hard goals and partially upon achievement of soft goals, and the portion of the award based upon achievement of the hard goals is adjusted based on application of the “sliding scale” as illustrated above, then a similar adjustment shall be applied to the portion of the award that is based upon achievement of soft goals. However, no award is payable to a participant based upon achievement of soft goals unless a participant is entitled to receive an award based upon the participant’s achievement of hard goals.

For example: If the Company achieved 125% of goal in a plan year when a Senior Vice-President’s base award is 50% (divided into 70% defined as hard goals and 30% defined as soft goals), the portion of the SVP’s award based upon achievement of hard goals would be calculated as the base award of 50% multiplied by the hard goal 70% multiplied by the 125%, which would equal 43.75%. Similarly – and assuming the SVP accomplished all of the soft goals – the portion of the SVP’s award based upon achievement of soft goals would be calculated as the base award 50% multiplied by the soft goal 30% multiplied by the 125%, which would equal 18.75%. These two calculations would be combined bringing the total award to 62.50%.

Administration

•	The Compensation Committee of the Board of Directors, under the leadership of the Chair, is responsible for the overall administration of the MIP. The Compensation Committee is, therefore, defined as the “Plan Administrator”.

•	The CEO and the company’s Vice President & Treasurer serve as staff to the Plan Administrator to provide reports, make recommended design modifications, and ensure accuracy of reporting.

•	The Plan Administrator resolves any disputes concerning the plan, including payout disputes.

•	The Board of Directors approves any or all recommendations made by the Compensation Committee before they are considered to be adopted.

Duration of the Plan

The MIP is measured in terms of hard and soft goals. Hard goals are measured from July 1st to June 30th of the respective fiscal year, and soft goals are measured from January 1st to November

30th of the respective calendar year. The MIP is, by design and intent, fully discretionary and the provisions may be modified at any time to meet specific business objectives of the Company.

The MIP is designed as a calendar year plan; however, audited June 30th fiscal year–end financial statements available by September 30th are utilized to substantiate hard goal achievements.

Eligibility

To participate in the MIP, certain eligibility requirements apply in addition to the position titles designated above, i.e., throughout the duration of the specific MIP period as defined above, the participant must:

•	Not be functioning under any corrective action plan;

•	Not terminate (or give notice to terminate) his/her employment with the company (unless otherwise agreed to in a separate employment agreement); and

•	Unless specifically exempted by the Plan Administrator, have continuously functioned in an eligible position until the MIP payout date.

Determination of Scoring Criteria

•	Awards are calculated utilizing the predetermined relative value scoring criteria established for each annual goal. Ultimately, however, the eligibility for, and payment of, any and all incentive compensation under the MIP is entirely discretionary and subject to the recommendation of the Plan Administrator and approval of the Board of Directors.

•	The MIP allows the Chief Executive Officer in conjunction with the Compensation Committee to recommend an incentive award that may be in excess of 100% of the projected relative value scoring criteria based on individual achievements of hard and soft goals.

•	Participants who are hired, transferred or promoted into or out of an eligible position or whose employment ends due to death, disability, retirement or separation under the Corporation’s Severance Policy, may, but need not be, considered for a prorated incentive award based on the actual number of months worked.

•	In the case of a participant transferring from one eligible position to another eligible position, past performance is considered in determining an award.

Development of Scoring Criteria

•	Unless otherwise stipulated by an employment agreement, each participant develops, in cooperation with their Supervisor, specific scoring criteria including hard and soft goals. The ‘percentage of goal’ to be applied is primarily based on “Net Income from Continuing Operations”, or in the case of Group Presidents on “Regional Operating Income from Continuing Operations” as adjusted for cost of capital and goodwill impairment charges, if any. The Board of Directors, at its discretion, can adjust the Consolidated Net Income from Continuing Operations calculation to consider Board actions taken in the best long-term interest of the Company. Hard goals are then weighted at 70% and soft goals are weighted at 30% of the overall award. Soft goals are specific to regional or corporate directives with emphasis on accountability related to each individual participant.

•	The Plan Scoring Criteria Form (“PSCF”) outlines specific goals with an assigned relative value weighting. This relative value weighting is reviewed and recommended by the Plan Administrator with final approval of the Board of Directors.

•	It is envisioned that the MIP relative value scoring criteria will total 100%; however, at the recommendation of the Plan Administrator and by approval of the Board of Directors this award may exceed 100%.

Payout Conditions

•	A preliminary report is given to the Board of Directors in October presenting the audited numbers for the hard goals and the preliminary expectations on the soft goals. The majority of the soft goals are completed by October, therefore, it is possible to provide a reasonable estimate. Any necessary updates on soft goals completed after the October Board meeting will be provided during the December meeting.

•	It is the intention of this Plan that the Board of Directors will receive the appropriate information at the December Board Meeting to review and approve the awards and the awards would be paid as soon as possible after each December Board Meeting but in no case later than December 31st.

•	Incentive awards are calculated using the participants’ annual base pay at the time of the award payout.

•	Incentive awards are subject to normal payroll withholding.

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